Exhibit 99.1


Investor Contact:  Alex Lewis
                   877-784-7167

Media Contact:    Debbie Atkins                                     NEWS RELEASE
                  864-597-8361


             DENNY'S CORPORATION REPORTS SECOND QUARTER 2005 RESULTS

         SPARTANBURG, S.C., July 28, 2005 - Denny's Corporation (Nasdaq: DENN) today reported results for its second quarter ended June 29, 2005.

Highlights for the second quarter included:

        o Same-store sales increased 4.1% at company units and 6.1% at franchised units.
        o Total operating revenue increased $6.8 million, or 2.9%, to $247 million.
        o Net income improved $5.0 million to $2.1 million, or $0.02 per share, compared with a net loss of $2.9 million last year.
        o Franchisees opened twelve new restaurants.
        o Denny's reconfirmed guidance estimates for 2005.

         Nelson J. Marchioli, President and Chief Executive Officer, said, "During the second quarter, Denny's reached two important milestones, the return to profitability and the listing of our common stock on the NASDAQ exchange. These achievements have resulted from the strengthening of the Denny's brand over the past several years. With the continued hard work and dedication of our employees and franchisees, Denny's will grow even stronger over time."

Second Quarter Results

         For the second quarter of 2005, Denny's reported total operating revenue of $246.6 million, an increase of 2.9%, or $6.8 million over the prior year quarter. Company restaurant sales increased 2.8%, or $6.1 million, to $224.0 million, as a 4.1% increase in same-store sales offset an eight-unit decline in company-owned restaurants. Franchise revenue increased 3.4%, or $0.7 million, to $22.6 million, as a 6.1% increase in same-store sales offset a 23-unit decline in franchised restaurants. Denny's franchisees opened 12 new units in the second quarter, which is the highest quarterly total in recent history.

         Company restaurant operating margin (as a percentage of company restaurant sales) was 13.5% for the second quarter compared with 13.9% for the same period last year and 12.4% for the first quarter of 2005. Product costs for the quarter decreased by 0.6 percentage points compared with last year as an average guest check increase of 5.1% accompanied relatively flat commodity costs. The average check increase resulted from a higher price point on our advertised promotions as well as price increases implemented over the past year. Payroll and benefit costs increased 0.2 percentage points due primarily to investment in crew-level labor and training. Other operating costs increased 0.8 percentage points due primarily to a $1.0 million charge taken in the quarter to increase our legal settlement reserves along with higher credit card fees and costs associated with a new uniform rollout.

         General and administrative expenses for the second quarter increased $1.9 million over the same period last year. During the quarter, Denny's incurred $2.0 million of stock-based incentive compensation expense, up $1.7 million from last year. Partially offsetting this expense, Denny's incurred no transaction costs in the second quarter compared with $0.6 million in last year's quarter.

         Operating income for the second quarter decreased $0.9 million from the same period last year. Restructuring charges and exit costs increased $0.6 million over last year due primarily to a $0.5 million benefit in exit costs in last year's second quarter. Gains on asset sales increased $0.7 million resulting from the sale of three surplus properties during the quarter.

         Interest expense for the second quarter decreased $5.8 million to $13.7 million due to the financial recapitalization completed during 2004, which significantly lowered borrowing costs.

         Net income for the second quarter of 2005, which includes the $1.0 million charge for legal settlement costs, was $2.1 million, or $0.02 per diluted common share, compared with the prior year's second quarter loss of $2.9 million, or $0.07 per diluted common share.

         As of June 29, 2005, Denny's $75 million revolver had no outstanding advances, while letters of credit totaled $37.5 million, resulting in a net availability of $37.5 million. In addition, surplus cash totaled $23.5 million. Early in the second quarter Denny's made the first scheduled quarterly principal payment on its first lien term loan of $562 thousand.

Business Outlook

         Commenting on current trends, Nelson Marchioli concluded, "While our positive sales momentum continues, we have seen a softening in guest traffic due to macroeconomic forces and increased consumer price sensitivity. Specifically, we believe our customer demographic is particularly susceptible to higher fuel prices and other cost pressures that are impacting their spending habits. We are pleased with the results of our $5.99 promotion in the quarter and expect to utilize a mixture of price points going forward. For our high volume summer season, we are currently promoting Big and Bountiful Breakfasts at $4.99 each. These breakfasts include a new Sausage Sampler Breakfast, our best-selling Meat Lover's Breakfast and a Country-Fried Steak and Biscuits Breakfast."

         Based on year-to-date results and management expectations at this time, Denny's reiterates its previously issued 2005 annual guidance.

         Denny's anticipates total operating revenue for 2005 of between $975 million and $985 million based on same-store sales increases at both company and franchised units of approximately 2 to 3 percent. With regard to new unit development, Denny's expects to open 2 to 3 new company units while franchisees are expected to open 15 to 20 new units. Denny's anticipates earnings before interest, taxes, depreciation and amortization (EBITDA) for 2005 of between $110 million and $115 million. Included in anticipated EBITDA is approximately $10 million of stock-based compensation expense, along with other noncash and nonoperating items. Denny's anticipates 2005 capital spending of between $55 million and $65 million, including investments in a new point-of-sale system and new company restaurant development.

Further Information

         Denny's will host its quarterly conference call for investors and analysts today, Thursday, July 28, 2005 at 5:00 p.m. EST. Interested parties are invited to listen to a live broadcast of the conference call accessible through our website at www.dennys.com. On the front page of the website, follow the link to "About Us;" then follow the link to "Investor Info;" and then select the "Live Webcast" icon. A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

         Denny's is America's largest full-service family restaurant chain, consisting of 548 company-owned units and 1,036 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit our website referenced above.



         Certain matters discussed in this release constitute forward looking statements. These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny's Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as "expects", "anticipates", "believes", "intends", "plans", and "hopes", variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: the competitive pressures from within the restaurant industry; the level of success of the Company's operating initiatives and advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company's SEC reports, including but not limited to the discussion in Management's Discussion and Analysis and the risks identified in Exhibit 99 contained in the Company's Annual Report on Form 10-K for the year ended December 29, 2004 (and in the Company's subsequent quarterly reports on Form 10-Q).

                               DENNY'S CORPORATION
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)

                                                                   Quarter               Quarter
                                                                    Ended                 Ended
(In thousands, except per share amounts)                           6/29/05               6/30/04
                                                                --------------        --------------
Revenue:
     Company restaurant sales                                    $    223,994          $    217,906
     Franchise and license revenue                                     22,581                21,835
                                                                --------------        --------------
         Total operating revenue                                      246,575               239,741
                                                                --------------        --------------
Costs of company restaurant sales                                     193,845               187,687
Costs of franchise and license revenue                                  7,452                 7,049
General and administrative expenses                                    16,151                14,228
Depreciation and amortization                                          13,769                14,194
Restructuring charges and exit costs, net                                  86                  (519)
Impairment charges                                                        265                   497
Gains on disposition of assets and other, net                            (865)                 (158)
                                                                --------------        --------------
         Total operating costs and expenses                           230,703               222,978
                                                                --------------        --------------
Operating income                                                       15,872                16,763
                                                                --------------        --------------
Other expenses:
     Interest expense, net                                             13,664                19,457
     Other nonoperating (income) expense, net                             (88)                    1
                                                                --------------        --------------
         Total other expenses, net                                     13,576                19,458
                                                                --------------        --------------
Income (loss) before income taxes                                       2,296                (2,695)
Provision for income taxes                                                227                   203
                                                                --------------        --------------
Net income (loss)                                                $      2,069          $     (2,898)
                                                                ==============        ==============

Net income (loss) per share
     Basic                                                       $       0.02          $      (0.07)
                                                                ==============        ==============
     Diluted                                                     $       0.02          $      (0.07)
                                                                ==============        ==============

Weighted average shares outstanding
     Basic                                                             90,771                41,258
                                                                ==============        ==============
     Diluted                                                           97,835                41,258
                                                                ==============        ==============


                               DENNY'S CORPORATION
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)

                                                                 Two Quarters          Two Quarters
                                                                     Ended                 Ended
(In thousands, except per share amounts)                            6/29/05               6/30/04
                                                                --------------        --------------
Revenue:
     Company restaurant sales                                    $    442,009          $    425,668
     Franchise and license revenue                                     44,615                43,468
                                                                --------------        --------------
         Total operating revenue                                      486,624               469,136
                                                                --------------        --------------
Costs of company restaurant sales                                     384,918               369,607
Costs of franchise and license revenue                                 14,461                14,217
General and administrative expenses                                    32,219                29,409
Depreciation and amortization                                          27,039                28,412
Restructuring charges and exit costs, net                               2,360                  (414)
Impairment charges                                                        265                   497
Gains on disposition of assets and other, net                          (1,750)                 (232)
                                                                --------------        --------------
         Total operating costs and expenses                           459,512               441,496
                                                                --------------        --------------
Operating income                                                       27,112                27,640
                                                                --------------        --------------
Other expenses:
     Interest expense, net                                             26,876                38,925
     Other nonoperating income, net                                      (459)                  (64)
                                                                --------------        --------------
         Total other expenses, net                                     26,417                38,861
                                                                --------------        --------------
Income (loss) before income taxes                                         695               (11,221)
Provision for income taxes                                                 86                   407
                                                                --------------        --------------
Net income (loss)                                                $        609          $    (11,628)
                                                                ==============        ==============

Net income (loss) per share
     Basic                                                       $       0.01          $      (0.28)
                                                                ==============        ==============
     Diluted                                                     $       0.01          $      (0.28)
                                                                ==============        ==============

Weighted average shares outstanding
     Basic                                                             90,495                41,161
                                                                ==============        ==============
     Diluted                                                           98,019                41,161
                                                                ==============        ==============



                               DENNY'S CORPORATION
                      Condensed Consolidated Balance Sheets
                                   (Unaudited)

(In thousands)                                                     6/29/05               12/29/04
                                                                --------------        --------------
ASSETS
     Current Assets
         Cash and cash equivalents                               $     27,094          $     15,561
         Other                                                         26,599                27,994
                                                                --------------        --------------
                                                                       53,693                43,555
                                                                --------------        --------------

     Property, net                                                    272,292               285,401
     Goodwill                                                          50,186                50,186
     Intangible assets, net                                            74,501                77,484
     Other assets                                                      43,437                43,867
                                                                --------------        --------------
         Total Assets                                            $    494,109          $    500,493
                                                                ==============        ==============

LIABILITIES AND SHAREHOLDERS' DEFICIT
     Current Liabilities
         Current maturities of notes and debentures              $      2,424          $      1,975
         Current maturities of capital lease obligations                3,396                 3,396
         Accounts payable and other accrued liabilities               120,774               130,873
                                                                --------------        --------------
                                                                      126,594               136,244
                                                                --------------        --------------
     Long-Term Liabilities
         Notes and debentures, less current maturities                518,018               519,236
         Capital lease obligations, less current maturities            27,020                28,149
         Other                                                         82,618                82,294
                                                                --------------        --------------
                                                                      627,656               629,679
                                                                --------------        --------------
     Total Liabilities                                                754,250               765,923
     Total Shareholders' Deficit                                     (260,141)             (265,430)
                                                                --------------        --------------
     Total Liabilities and Shareholders' Deficit                 $    494,109          $    500,493
                                                                ==============        ==============



                    Long-Term Debt Balances

(In thousands)                                                     6/29/05               12/29/04
                                                                --------------        --------------

First lien revolver loans                                        $          -          $          -
First lien term loans                                                 224,438               225,000
Second lien term loans                                                120,000               120,000
Capital leases and other debt                                          31,420                32,756
Senior notes due 2012                                                 175,000               175,000
                                                                --------------        --------------
     Total Debt                                                  $    550,858          $    552,756
                                                                ==============        ==============



                               DENNY'S CORPORATION
                          EBITDA and G&A Reconciliation
                                   (Unaudited)

                                                       Quarter            Quarter          Two Quarters        Two Quarters
EBITDA Reconciliation                                   Ended              Ended              Ended               Ended
(In millions)                                          6/29/05            6/30/04            6/29/05             6/30/04
                                                    -------------      -------------      --------------      -------------
Net income (loss)                                    $       2.1        $      (2.9)       $        0.6        $     (11.6)

Provision for income taxes                           $       0.2        $       0.2        $        0.1        $       0.4
Interest expense, net                                $      13.7        $      19.5        $       26.9        $      38.9
Depreciation and amortization                        $      13.8        $      14.2        $       27.0        $      28.4

                                                    -------------      -------------      --------------      -------------
EBITDA (1)                                           $      29.7        $      31.0        $       54.6        $     56.1
                                                    -------------      -------------      --------------      -------------

Restructuring charges and exit costs, net            $       0.1        $      (0.5)       $        2.4        $      (0.4)
Impairment charges                                   $       0.3        $       0.5        $        0.3        $       0.5
Gains on disposition of assets and other, net        $      (0.9)       $      (0.2)       $       (1.8)       $      (0.2)
Other nonoperating income, net (2)                   $      (0.1)       $       0.0        $       (0.5)       $      (0.1)
Other noncash charges                                $      (0.2)       $      (0.2)       $       (0.3)       $      (0.4)
Transaction costs (3)                                $         -        $       0.6        $          -        $       2.5
Stock-based incentive compensation (4)               $       2.0        $       0.3        $        4.7        $       0.7

                                                    -------------      -------------      --------------      -------------
Adjusted EBITDA (1)                                  $      31.0        $      31.5        $       59.4        $      58.7
                                                    =============      =============      ==============      =============




                                                      Quarter            Quarter           Two Quarters       Two Quarters
General and Administrative Reconciliation              Ended              Ended               Ended              Ended
(In millions)                                         6/29/05            6/30/04             6/29/05            6/30/04
                                                    -------------      -------------      --------------      -------------

     Transaction costs (3)                           $         -        $       0.6        $          -        $       2.5
     Stock-based incentive compensation (4)          $       2.0        $       0.3        $        4.7        $       0.7
     Other general and administrative expenses       $      14.1        $      13.3        $       27.5        $      26.2
                                                    -------------      -------------      --------------      -------------
     Total general and administrative expenses       $      16.2        $      14.2        $       32.2        $      29.4
                                                    =============      =============      ==============      =============


     (1) We believe that, in addition to other financial measures, EBITDA and Adjusted EBITDA are appropriate indicators to assist in the evaluation of our operating performance because they provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital needs. We also use EBITDA and Adjusted EBITDA for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. EBITDA and Adjusted EBITDA are also used to evaluate our ability to service debt because the excluded charges do not have an impact on our prospective debt servicing capability and these adjustments are contemplated in our senior credit facility for the computation of our debt covenant ratios. However, EBITDA and Adjusted EBITDA should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with accounting principles generally accepted in the United States of America.
     (2) 2004 amounts include debt repurchase premiums and related costs attributable to the financial recapitalization completed during the third and fourth quarters.
     (3) These transactions costs are attributable to the financial recapitalization completed in 2004.
     (4) This compensation expense is attributable to options and restricted stock units granted under Denny's 2002 and 2004 Omnibus Incentive Plans.

                               DENNY'S CORPORATION
                           Quarterly Operating Margins
                                   (Unaudited)

                                                                  Quarter                         Quarter
                                                                   Ended                           Ended
(In millions)                                                     6/29/05                         6/30/04
                                                          ------------------------        -------------------------
Total operating revenue (1)                                $     246.6     100.0%          $     239.7      100.0%

Company restaurant operations: (2)
     Company restaurant sales                                    224.0     100.0%                217.9      100.0%
     Costs of company restaurant sales:
        Product costs                                             56.6      25.3%                 56.4       25.9%
        Payroll and benefits                                      92.9      41.5%                 90.0       41.3%
        Occupancy                                                 13.0       5.8%                 12.1        5.6%
        Other operating costs:
            Utilities                                              9.7       4.3%                  9.4        4.3%
            Repairs and maintenance                                4.4       2.0%                  4.2        1.9%
            Marketing                                              7.5       3.4%                  7.8        3.6%
            Other                                                  9.8       4.4%                  7.8        3.6%
                                                          ------------------------        -------------------------
     Total costs of company restaurant sales                     193.8      86.5%                187.7       86.1%
                                                          ------------------------        -------------------------
     Company restaurant operating margin (3)               $      30.2      13.5%          $      30.2       13.9%
                                                          ------------------------        -------------------------

Franchise operations: (4)
        Franchise and license revenue                             22.6     100.0%                 21.8      100.0%
        Costs of franchise and license revenue                     7.5      33.0%                  7.0       32.3%
                                                          ------------------------        -------------------------
        Franchise operating margin (3)                     $      15.1      67.0%          $      14.8       67.7%
                                                          ------------------------        -------------------------

Total operating margin (1)(3)                              $      45.3      18.4%          $      45.0       18.8%

Other operating expenses: (1)(3)
     General and administrative expenses                          16.2       6.6%                 14.2        5.9%
     Depreciation and amortization                                13.8       5.6%                 14.2        5.9%
     Restructuring, exit costs and impairment                      0.4       0.1%                 (0.0)      (0.0%)
     Gains on disposition of assets and other, net                (0.9)     (0.4%)                (0.2)      (0.1%)
                                                          ------------------------        -------------------------
     Total other operating expenses                        $      29.4      11.9%          $      28.2       11.8%
                                                          ------------------------        -------------------------

                                                          ------------------------        -------------------------
Operating income (1)                                       $      15.9       6.4%          $      16.8        7.0%
                                                          ========================        =========================


     (1) As a percentage of total operating revenue
     (2) As a percentage of company restaurant sales
     (3) Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margins may be considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net icome or other financial measures prepared in accordance with accounting principles generally accepted in the United States of America.
     (4) As a percentage of franchise and license revenue

                               DENNY'S CORPORATION
                                Statistical Data
                                   (Unaudited)

                                                     Quarter             Quarter            Two Quarters        Two Quarters
Same-Store Sales                                      Ended               Ended                 Ended                Ended
(increase/(decrease) vs. prior year)                 6/29/05             6/30/04               6/29/05              6/30/04
                                                  --------------      -------------         -------------       --------------
Company-Owned Same-Store Sales                             4.1%               4.6%                  5.2%                 5.5%
   Guest Check Average                                     5.1%               3.4%                  4.2%                 3.2%
   Guest Counts                                           (1.0%)              1.1%                  1.0%                 2.2%

Franchised Same-Store Sales                                6.1%               4.8%                  6.6%                 5.7%



                                                     Quarter             Quarter            Two Quarters        Two Quarters
Average Unit Sales                                    Ended               Ended                 Ended               Ended
($ in thousands)                                     6/29/05             6/30/04               6/29/05             6/30/04
                                                  --------------      -------------         -------------       --------------

   Company-Owned Units                             $      411.4        $     393.0           $     809.4         $      766.1

   Franchised Units                                $      353.1        $     329.1           $     692.0         $      642.9



                                                                       Franchised
Restaurant Units                                     Company           & Licensed               Total
                                                  --------------      -------------         -------------

Ending Units 6/30/04                                        556              1,062                 1,618

   Units Opened                                               1                 20                    21
   Units Acquired/Reacquired                                  1                 (1)                    -
   Units Refranchised                                         -                  -                     -
   Units Closed                                             (10)               (42)                  (52)
                                                  --------------      -------------         -------------
      Net Change                                             (8)               (23)                  (31)

                                                  --------------      -------------         -------------
Ending Units 6/29/05                                        548              1,039                 1,587
                                                  ==============      =============         =============


+